QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

CONTACT:	Thomas T. Hendrickson Chief Administrative Officer and Chief Financial Officer The Sports Authority 720-475-2293	Investor/Press Relations: Chad A. Jacobs/Megan McDonnell Integrated Corporate Relations, Inc. 203-222-9013

SPORTS AUTHORITY ANNOUNCES SECOND QUARTER 2004 RESULTS

        Englewood, CO, August 26, 2004—The Sports Authority, Inc. (NYSE:TSA), today announced results for its second fiscal quarter ended July 31, 2004.

  •
  Diluted EPS of $0.45, excluding merger integration costs.

  •
  Diluted EPS of $0.25, including merger integration costs.

        On August 4, 2003, Gart Sports Company and The Sports Authority, Inc. (TSA) announced that they had completed a merger of equals. The results for the 13 and 26 weeks ended July 31, 2004 represent the performance of the consolidated company, while the year ago results reflect Gart Sports Company on a stand-alone basis.

        Net income for the second quarter was $6.7 million, or $0.25 per diluted share, including the effect of after-tax merger integration costs of $5.1 million, or $0.20 per diluted share compared with $0.42 per diluted share in the prior year's second quarter, which included the effect of after-tax merger integration costs of $1.0 million, or $0.08 per diluted share. Excluding merger integration costs, net income for the second quarter was $11.9 million, or $0.45 per diluted share, compared with net income of $6.3 million, or $0.50 per diluted share in the prior year's second quarter for the former Gart Sports Company on a stand-alone basis. Pro forma combined earnings for the prior year's second quarter were $0.22 per diluted share.

        Total sales for the second quarter were $605.0 million compared with $267.5 million in the prior year's second quarter as reported by the former Gart Sports Company on a stand-alone basis. Second quarter comparable store sales for the combined company decreased 3.8% from last year's combined company results.

        Net income for the 26 weeks ended July 31, 2004, was $10.8 million, or $0.41 per diluted share, including the effect of after-tax merger integration costs of $10.4 million, or $0.39 per diluted share, compared with $0.75 per diluted share in the prior year's comparable period, which included the effect of after-tax merger integration costs of $1.0 million, or $0.08 per diluted share and included income related to non-recurring events and a related tax benefit of $2.0 million or $0.15 per diluted share. Excluding these items, diluted earnings per share for the 26 weeks ended July 31, 2004 was $0.80 compared with $0.68 per fully diluted share in the prior year's comparable period for the former Gart Sports Company on a stand-alone basis. Pro forma combined earnings for the prior year's comparable period were $0.34 per diluted share.

        Total sales for the 26 weeks ended July 31, 2004 were $1.18 billion compared with $495.9 million in the prior year's comparable period as reported by the former Gart Sports Company on a stand-alone basis. Year-to-date comparable store sales for the combined company decreased 1.9% from last year's combined company results.

        The Company opened two stores and closed one store during the quarter to arrive at a total number of stores in operation as of July 31, 2004 of 386 stores in 45 states.

        Doug Morton, Chairman, Chief Executive Officer and President of The Sports Authority, stated, "As we previously announced, our more seasonal outdoor categories under-performed expectations due to unusually cool and wet weather in many of our key markets. Also, we continue to experience weak sales of fitness equipment, which represents a significant part of our business. We expect fitness sales to improve as we complete our new merchandise assortments in this category by the end of the third quarter. Furthermore, we believe we can improve the effectiveness of our advertising by implementing a number of personnel and procedural changes to address this issue."

        Mr. Morton continued, "Despite these challenges, we continue to make progress on many of our initiatives. We are pleased with the initial success of our store remodel program where the incremental sales increases in the first twenty-seven remodeled stores has approximated seven percent. We are also excited about the rollout of our statement shoe walls, which was substantially completed at the end of the second quarter. We believe these footwear walls, once fully merchandised, will drive additional sales and further enhance the overall shopping experience. Additionally, we are well positioned in our historically strong winter sports categories as we head into the second half of the year. The third quarter will be the first quarter since the merger that we will have complete cold weather assortments, including ski and snowboard equipment, apparel and accessories in the company's Sports Authority stores."

        Mr. Morton concluded, "Although we are disappointed with our most recent results, we believe we have identified the key merchandising and operational issues that contributed to our performance and we are taking the necessary steps to address these challenges. The necessary changes to address these issues will not have an immediate impact and therefore, we are taking a more conservative approach with our guidance for the remainder of this year."

        The Company is currently forecasting comparable store sales to decrease in the low single-digits for the third quarter of fiscal 2004. Gross margins are forecasted to increase only slightly during the quarter due to markdowns and promotional strategies focused on liquidating summer outdoor inventories. The Company expects to report net income in the range of $0.0 to $1.3 million, and diluted EPS in the range of $0.00 to $0.05 based on 26.4 million diluted shares outstanding in the quarter. All earnings estimates are exclusive of merger integration costs.

        For fiscal year 2004, the Company expects to report net income in the range of $49.8 to $51.1 million, and diluted EPS between $1.88 to $1.93, based on an estimated 26.5 million diluted shares outstanding. All earnings estimates are exclusive of merger integration costs. The Company currently expects to open 22 new stores during the year and expects to close up to a total of 13 stores. The number of stores in operation at the end of fiscal 2004 is expected to be 393.

        To supplement our condensed consolidated statements of operations presented on a basis in accordance with accounting principles generally accepted in the United States of America ("GAAP"), we have disclosed additional non-GAAP measures of net income and earnings per share adjusted to exclude merger integration costs and certain other non-recurring costs and income we believe appropriate to enhance an overall understanding of our financial performance (see income statement tables following). These adjustments to our GAAP results are made with the intent of providing a more complete understanding of the underlying operational results. Also, we have disclosed pro forma combined results for the 13 and 26 weeks ended August 2, 2003 to provide an additional basis for comparison of our current second quarter results. These non-GAAP measures have been reconciled to the most comparable GAAP measure as required under SEC rules regarding the use of non-GAAP financial measures. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or diluted earnings per share prepared in accordance with GAAP.

        As disclosed above in this release, none of the forecasted pro forma diluted earnings per share amounts include merger integration costs. We estimate that we will incur additional merger integration costs through the fiscal period ending October 30, 2004. A reconciliation of the forecasted pro forma diluted earnings per share amounts, for the periods described above, to the most comparable financial measure calculated in accordance with GAAP, diluted earnings per share including tax effected merger integration costs is presented below.

Guidance Ranges for the Third Quarter ending October 30, 2004:
Diluted EPS before merger integration expenses	$0.00–$0.05
Per share merger integration expenses, tax effected	$0.04–$0.07
Diluted EPS as reported	($0.07)–$0.01
Guidance Ranges for the 2004 Fiscal year ending January 29, 2005:
Diluted EPS before merger integration expenses	$1.88–$1.93
Per share merger integration expenses, tax effected	$0.43–$0.46
Diluted EPS as reported	$1.42–$1.50

        The Sports Authority, headquartered in Englewood, CO, is one of the nation's largest full-line sporting goods retailers offering a comprehensive high-quality assortment of brand name sporting apparel and equipment at competitive prices. As of July 31, 2004 The Sports Authority operated 386 stores in 45 states under The Sports Authority®, Gart Sports®, Sportmart® and Oshman's® names. The Company's e-tailing websites, located at thesportsauthority.com, gartsports.com, sportmart.com and oshmans.com, are operated by GSI Commerce, Inc. under license and e-commerce agreements. In addition, a joint venture with AEON Co., Ltd. operates "The Sports Authority" stores in Japan under a licensing agreement.

(tables to follow)

        This announcement may contain, in addition to historical information, certain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties discussed in Gart's and The Sports Authority's filings with the Securities and Exchange Commission. Those risks include, among other things, the competitive environment in the sporting goods industry in general and in the specific market areas of Gart and The Sports Authority, consumer confidence, changes in discretionary consumer spending, changes in costs of goods and services and economic conditions in general, and in the companies' specific market areas, unseasonable weather and those risks generally associated with the integration of the companies. There can be no assurance that the companies will be integrated successfully or without unanticipated costs or that anticipated synergies or other benefits will be realized. The companies assume no obligation to update any forward-looking statements as a result of new information or future events or developments.

The Sports Authority, Inc.
Condensed Consolidated Statements of Income
(Dollars in thousands, except share and per share data)

	13 Weeks Ended		26 Weeks Ended
	July 31, 2004	August 2, 2003	July 31, 2004	August 2, 2003
Net sales	$605,025	$267,514	$1,177,065	$495,946
Cost of goods sold, buying, and occupancy	436,864	196,822	849,924	367,673

Gross profit	168,161	70,692	327,141	128,273
Gross profit %	27.8%	26.4%	27.8%	25.9%
Operating expenses:
Selling, general and administrative expenses	143,627	58,277	282,863	111,700
Selling, general and administrative expenses %	23.7%	21.8%	24.0%	22.5%
Integration costs	8,419	1,676	16,977	1,676
Store pre-opening expenses	636	475	1,386	570

Operating income	15,479	10,264	25,915	14,327
Non-operating income (expense):
Interest	(4,838)	(2,134)	(9,126)	(4,149)
Other income	423	478	944	2,519

Income before income taxes	11,064	8,608	17,733	12,697
Income tax expense	(4,316)	(3,348)	(6,917)	(3,248)

Net income	$6,748	$5,260	$10,816	$9,449

Earnings per share:
Basic	$0.26	$0.44	$0.42	$0.80

Diluted	$0.25	$0.42	$0.41	$0.75

Basic weighted average shares outstanding	25,696,137	11,900,165	25,548,588	11,885,250

Diluted weighted average shares outstanding	26,469,345	12,621,076	26,435,375	12,538,241

Reconciliation of GAAP measures to pro forma, non-GAAP measures:

        Results of operations for the 13 and 26 weeks ended July 31, 2004 and August 2, 2003 include merger integration costs and/or non-recurring settlements and associated income tax benefits. In order to present comparable results year over year, the following table provides a reconciliation of GAAP basis net income to pro forma net income excluding these items, and including income tax expense at statutory rates.

Income before income taxes as reported	$11,064	$8,608	$17,733	$12,697
Integration costs	8,419	1,676	16,977	1,676
Expected non-recurring settlements included above	—	—	—	(373	)(1)

Pro forma income before income taxes	19,483	10,284	34,710	14,000
Income tax expense at statutory tax rates	(7,598)	(3,993)	(13,537)	(5,424	)(2)

Pro forma net income	$11,885	$6,291	$21,173	$8,576

Pro forma earnings per share:
Basic	$0.46	$0.53	$0.83	$0.72

Diluted	$0.45	$0.50	$0.80	$0.68

Basic weighted average shares outstanding	25,696,137	11,900,165	25,548,588	11,885,250

Diluted weighted average shares outstanding	26,469,345	12,621,076	26,435,375	12,538,241

(1)
Includes a non-recurring expense of $1.5 million, related to the settlement of two wage and hour lawsuits in California and $1.9 million of non-recurring interest income related to the settlement of a tax dispute with Gart's former parent (Thrifty Payless Holdings, Inc., a subsidiary of RiteAid Corporation).

(2)
Adjusted to exclude a non-recurring tax benefit of $1.7 million related to the settlement of a tax dispute with Gart's former parent (Thrifty Payless Holdings, Inc., a subsidiary of Rite Aid Corporation) and to record tax expense at statutory rates.

Pro forma combined results for the 13 weeks ended August 2, 2003

	Former Sports Authority	Former Gart Sports	Pro forma combined
Earnings (loss) before income taxes, as reported	$(1,679)	$8,608	$6,929
Non-recurring settlements and merger related costs included above	715	1,676	2,391

Pro forma income (loss) before income taxes	(964)	10,284	9,320
Pro forma income tax benefit (expense) at statutory tax rates	371	(3,993)	(3,622)

Pro forma net income (loss)	$(593)	$6,291	$5,698

Pro forma earnings per share:
Basic			$0.22

Diluted			$0.22

Pro forma basic weighted average shares outstanding			25,700,000	(1)

Pro forma diluted weighted average shares outstanding			26,500,000	(1)

(1)
Pro forma share amounts are based on the weighted average and diluted weighted average shares outstanding for the 13 weeks ended July 31, 2004.

Pro forma combined results for the 26 weeks ended August 2, 2003

	Former Sports Authority	Former Gart Sports	Pro forma combined
Earnings (loss) before income taxes, as reported	$(877)	$12,697	$11,820
Non-recurring settlements and merger related costs included above	1,458	1,303	2,761

Pro forma income before income taxes	581	14,000	14,581
Pro forma income tax expense at statutory tax rates	(224)	(5,424)	(5,648)

Pro forma net income	$357	$8,576	$8,933

Pro forma earnings per share:
Basic			$0.35

Diluted			$0.34

Pro forma basic weighted average shares outstanding			25,500,000	(2)

Pro forma diluted weighted average shares outstanding			26,400,000	(2)

(2)
Pro forma share amounts are based on the weighted average and diluted weighted average shares outstanding for the 26 weeks ended July 31, 2004.

The Sports Authority, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands)

	July 31, 2004	January 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$30,535	$28,009
Merchandise inventories	771,444	687,215
Other current assets	165,092	165,399

Total current assets	967,071	880,623
Property and equipment, net	208,657	186,573
Other long-term assets	285,909	272,360

Total assets	$1,461,637	$1,339,556

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$349,612	$326,198
Other current liabilities	178,237	175,516

Total current liabilities	527,849	501,714
Long-term debt	389,815	317,321
Other long-term liabilities	81,598	81,255

Total liabilities	999,262	900,290

Total stockholders' equity	462,375	439,266

Total liabilities and stockholders' equity	$1,461,637	$1,339,556

QuickLinks

SPORTS AUTHORITY ANNOUNCES SECOND QUARTER 2004 RESULTS